Exhibit 99.1

Spectral AI Announces 2026 Second Quarter Financial Results

Company Continues to Advance Towards First Commercial Sales of

the DeepView® System for Burn Indication

Strong Cash Position of $14.0 Million at June 30, 2026

DALLAS, TX – August 11, 2026 – Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced financial results for the second quarter ended June 30, 2026 (“Q2 2026”).

“Spectral AI has entered the second half of 2026 with tremendous momentum and a clear sense of purpose,” said Vincent Capone, Chief Executive Officer of Spectral AI. “The receipt of De Novo clearance from the U.S. Food and Drug Administration (“FDA”) for our DeepView® System for burn indication has cleared us to achieve our first commercial sales by year end 2026. We have made significant strides in the first half of this year by strengthening our leadership team, advancing our relationships with government and commercial partners, and fortifying our balance sheet. As we look ahead, we are excited by the scale of the opportunity before us. We remain strongly focused on our vision of supporting clinicians by bringing immediate, objective, and data-driven wound assessments that improve patient outcomes, and on the commercial delivery of our advanced, novel artificial intelligence technology to the marketplace.”

Select Business Highlights

●	In May 2026, received FDA clearance for the DeepView System for Burn Indication; with this classification, Spectral AI is now authorized to commence commercial distribution activities in the United States.

●	In March 2026, awarded $31.7 million of advanced funding from the Biomedical Advanced Research and Development Authority (“BARDA”) to accelerate and support additional development and procurement for the DeepView System.

●	Following the receipt of FDA clearance for the DeepView System, drew $6.5 million under our existing credit facility with Avenue Capital Group, providing non-dilutive capital to further strengthen the Company’s balance sheet.

●	Expanded leadership team in advance of commercial activities, including the appointments of David McGuire as Chief Financial Officer and Darcy Bajko as Chief Commercial Officer.

●	Completed all remaining milestones under our Department of Defense contract for the DeepView System handheld device, contracted through the Medical Technology Enterprise Consortium (“MTEC”), including the delivery of a fully functioning prototype device.

●	Commenced label expansion of the DeepView System to include heads, hands and feet through an extended study based in the United Kingdom.

Anticipated Operational and Commercial Milestones

●	Generate first-ever commercial sales of the DeepView System in the U.S. by year end 2026.

●	Complete UKCA authorization label expansion to reflect the FDA approved DeepView System for sales in either the United Kingdom, Australia, or Gulf Cooperation Council countries by year end 2026.

●	Initiate Triage and Treatment Outcome Study in Q4 2026 to demonstrate that the DeepView System’s wound assessments improve surgical precision and accelerate treatment decisions, leading to a better overall patient care journey and reduced length of stay.

2026 Second Quarter (“Q2 2026”) Financial Results Overview

All comparisons for Q2 2026 and the six months ended June 30, 2026 (“YTD 2026”) are to the comparable periods ended June 30, 2025 unless otherwise stated.

Research & Development Revenue

Research & Development revenue for Q2 2026 was $3.5 million compared to $5.1 million. The decline reflects the anticipated reduction in reimbursed costs under the Company’s Project BioShield contract with BARDA (the “BARDA PBS Contract”) following FDA clearance of the DeepView System, as the remaining scope of work narrowed to specific development projects. It also reflects the cost-share provisions of the follow-on development phase of that contract, under which the Company funds a portion of the development costs it incurs. Revenue from the Company’s other U.S. government contracts also declined as the Company completed performance under its MTEC contract.

“We view the triggering of the cost-share component under our contract with BARDA as an indicator of program maturity,” said David McGuire, Spectral AI’s Chief Financial Officer. “It reflects the completion of the core development work of the DeepView System and FDA clearance of the device, while maintaining alignment with BARDA on the features expected to support commercial value. We are very excited to enter this next promising phase towards commercial revenues.”

For YTD 2026, Research & Development revenue was $7.5 million compared to $11.8 million. The decline reflects the same reduction in reimbursed costs under the BARDA PBS Contract. This was partially offset by an increase in revenue from awards and work performed under the Company’s other U.S. government contracts, primarily related to work on the Company’s handheld device.

Gross Margin

Gross margin for Q2 2026 was 31.6%, down from 45.2%. The decline reflects the cost-share provisions of the follow-on development phase of the BARDA PBS Contract described above, under which the Company continues to incur development costs that are not fully reimbursable. A slightly lower realized margin on the Company’s fixed-fee MTEC contract also contributed to the reduction.

For YTD 2026, gross margin was 41.8%, down from 46.4%. The decline primarily reflects the lower proportion of costs billed under the follow-on development phase of the BARDA PBS Contract. This was partially offset by the higher gross margin realized in the first quarter of 2026, prior to the commencement of that phase.

Operating Expenses

As we transition from mainly development activities to mixed development and commercial activities, we have disaggregated our reporting of G&A costs to break out development, sales and marketing and administrative costs in order to provide investors with clearer and more meaningful visibility of our evolving cost base.

Operating expenses in Q2 2026 were $5.4 million, up 23.2% from $4.4 million. General and administrative expenses rose $0.5 million, primarily due to equity awards granted in the second quarter of 2026. Selling and marketing activities rose $0.3 million ahead of first commercial sales, including a third-party pricing study. Research and development activities rose $0.2 million.

For YTD 2026, operating expenses were $9.4 million, up 11.3% from $8.5 million. Non-revenue generating research and development activities rose $0.5 million. General and administrative expenses rose $0.3 million, as higher stock-based compensation was partially offset by lower consultant fees. Selling and marketing activities rose $0.2 million.

Total Other (Expense) / Income

Total other income in Q2 2026 was $0.3 million compared to other expense of $(5.9) million. The change was due largely to the fair value of the Company’s warrant liability, which was a benefit of $0.7 million compared to an expense of $(5.4) million.

For YTD 2026, total other expense was $(1.1) million compared to other expense of $(2.0) million. The change primarily relates to the fair value of the Company’s warrant liability, which was an expense of $(0.3) million compared to an expense of $(1.2) million.

Net (Loss) Income

Net loss for Q2 2026 was $(4.2) million, or $(0.13) per basic and diluted share, compared to net loss of $(8.0) million, or $(0.31) per basic and diluted share. The improvement was due primarily to the change in the fair value of the Company’s warrant liability noted above, partially offset by lower gross profit and higher operating expenses.

For YTD 2026, net loss was $(7.6) million, or $(0.24) per basic and diluted share, compared to net loss of $(5.1) million, or $(0.21) per basic and diluted share. The increase primarily reflects lower gross profit and higher operating expenses, partially offset by lower total other expense.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, was $(3.5) million for Q2 2026 compared to $(1.7) million, and $(5.2) million for YTD 2026 compared to $(2.4) million. Net loss, the most directly comparable GAAP measure, is presented above. See “Non-GAAP Financial Measures” below and the reconciliation of net loss to Adjusted EBITDA in the financial tables accompanying this press release.

Financial Condition

As of June 30, 2026, cash was $14.0 million compared to $15.4 million as of December 31, 2025. During Q2 2026, the Company drew $6.5 million under its existing credit facility with Avenue Capital Group, providing non-dilutive capital following the receipt of FDA clearance for the DeepView System.

2026 Guidance

The Company is reiterating revenue of approximately $18.5 million for the year ending December 31, 2026, primarily reflecting the continued development of the Company’s DeepView System through the BARDA PBS Contract. This guidance does not include any material contributions from the sale of the DeepView System for the burn indication, which is anticipated by year end 2026, or further extensions or additional awards of our contract with MTEC.

CONFERENCE CALL

The Company will host a conference call today at 5:00 pm Eastern Time to discuss these results. Investors interested in participating in the live call can dial:

●	833-890-6620 – U.S.

●	412-564-3789 – International

A simultaneous webcast of the call may be accessed online from the Events section of the Investor Relations page of the Company’s website at https://investors.spectral-ai.com/news-events/events.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView System. The DeepView System is a predictive diagnostic device that offers physicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal to exceed the current standard of care, the DeepView System provides fast and accurate treatment insights to improve patient outcomes and reduce healthcare costs. Spectral AI has been named to TIME’s list of World’s Top HealthTech companies 2025. For more information about the DeepView System, visit www.spectral-ai.com.

Non-GAAP Financial Measures

This release contains Adjusted EBITDA, a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company defines Adjusted EBITDA as net loss before income taxes, depreciation of property and equipment and net interest expense, further adjusted to exclude stock-based compensation, financing related costs, changes in the fair value of warrant liabilities and notes payable, foreign exchange transaction gains and losses, and transaction costs.

Management uses Adjusted EBITDA to evaluate the Company’s operating performance, identify trends, prepare budgets and financial projections, and allocate resources. The Company believes Adjusted EBITDA is useful to investors because it excludes items that management does not consider indicative of core operating performance — principally non-cash remeasurements of the fair value of the Company’s warrant liabilities, which can fluctuate significantly from period to period based on the Company’s share price and are outside management’s control — thereby facilitating comparisons between periods and with other companies that report similar measures. The Company also excludes stock-based compensation because it is a non-cash expense whose amount in any period reflects the timing and size of equity awards and valuation inputs such as the Company’s share price at the date of grant, rather than the Company’s underlying operating activities, and can therefore vary significantly from period to period.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for or superior to net loss or any other measure prepared in accordance with GAAP. Among other limitations, Adjusted EBITDA excludes net interest expense, which represents a recurring cash cost of the Company’s borrowings; excludes income taxes; excludes stock-based compensation, which is a recurring non-cash expense the Company expects to continue to incur and which is an important component of employee compensation; and does not reflect capital expenditures, working capital requirements or other cash requirements. Adjusted EBITDA is a performance measure and should not be construed as a measure of liquidity or of the cash flows generated by the Company’s operating, investing or financing activities. Because non-GAAP measures are not standardized, the Company’s Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA is included in the financial tables accompanying this release.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the US Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Investors:

The Equity Group

Devin Sullivan, Managing Director

Devin.Sullivan@theequitygroup.com

Conor Rodriguez, Associate

Conor.Rodriguez@theequitygroup.com

Spectral AI, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,980	$15,394
Accounts receivable, net	1,181	1,267
Inventory	815	838
Prepaid expenses	494	821
Other current assets	1,322	1,133
Total current assets	17,792	19,453

Non-current assets:
Property and equipment, net	198	258
Right-of-use assets	1,109	1,407
Other assets	337	287
Total Assets	$19,436	$21,405

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,725	$3,010
Accrued expenses	1,708	2,341
Deferred revenue	21	154
Lease liabilities, short-term	776	734
Notes payable	3,859	2,854
Warrant liabilities	11,780	11,533
Total current liabilities	19,869	20,626
Notes payable, long-term	11,055	5,538
Lease liabilities, long-term	566	968
Total Liabilities	31,490	27,132
Commitments and contingencies

Stockholders’ Deficit
Preferred stock ($0.0001 par value); 1,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Common stock ($0.0001 par value); 80,000,000 shares authorized; 32,184,928 and 30,688,895 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3	3
Additional paid-in capital	51,302	50,030
Accumulated other comprehensive income	29	40
Accumulated deficit	(63,388)	(55,800)
Total Stockholders’ Deficit	(12,054)	(5,727)
Total Liabilities and Stockholders’ Deficit	$19,436	$21,405

Spectral AI, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Research and development revenue	$3,524	$5,065	$7,515	$11,772
Cost of revenue	(2,411)	(2,775)	(4,375)	(6,314)
Gross profit	1,113	2,290	3,140	5,458

Operating expenses:
Research and development	1,696	1,457	3,258	2,770
General and administrative	3,088	2,616	5,316	5,061
Selling and marketing	653	340	861	646
Total operating expenses	5,437	4,413	9,435	8,477
Operating loss	(4,324)	(2,123)	(6,295)	(3,019)

Other income (expense):
Net interest expense	(378)	(397)	(815)	(417)
Financing related costs	(5)	(4)	(12)	(585)
Change in fair value of warrant liability	711	(5,449)	(291)	(1,196)
Change in fair value of notes payable	—	—	—	220
Foreign exchange transaction loss, net	(10)	(14)	(15)	(22)
Total other income (expense), net	318	(5,864)	(1,133)	(2,000)

Loss before income taxes	(4,006)	(7,987)	(7,428)	(5,019)
Income tax provision	(170)	19	(160)	(52)
Net loss	$(4,176)	$(7,968)	$(7,588)	$(5,071)

Net loss per share of common stock
Basic	$(0.13)	$(0.31)	$(0.24)	$(0.21)
Diluted	$(0.13)	$(0.31)	$(0.24)	$(0.21)
Weighted-average common shares outstanding
Basic	32,080,874	25,421,560	31,922,459	24,409,550
Diluted	32,080,874	25,421,560	31,922,459	24,409,550

Other comprehensive income (loss):
Foreign currency translation adjustments	$(1)	$32	$(11)	$49
Total comprehensive loss	$(4,177)	$(7,936)	$(7,599)	$(5,022)

Beginning on April 1, 2026, the Company changed the presentation of certain costs on its condensed consolidated statements of operations. This voluntary change in classification of certain research and development and selling and marketing costs resulted in a decrease in general and administrative expenses and offsetting increases in research and development and selling and marketing costs. This change in classification has been applied retrospectively to all periods presented and had no impact to revenue, cost of revenue, loss from operations, income (loss) before income taxes, income tax provision (benefit), net income (loss), earnings (loss) per common share, or other components of equity or cash flows.

Spectral AI, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,	June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(7,588)	$(5,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	60	12
Amortization of debt issuance costs	339	120
Stock-based compensation	990	611
Amortization of right-of-use assets	298	280
Change in fair value of warrant liabilities	291	1,196
Change in fair value of notes payable	—	(220)
Issuance of shares for borrowing related costs	—	241
Changes in operating assets and liabilities:
Accounts receivable	86	1,038
Inventory	23	(37)
Prepaid expenses	327	355
Other assets	(239)	132
Accounts payable	(1,285)	(2,049)
Accrued expenses	(634)	(663)
Deferred revenue	(133)	(536)
Lease liabilities	(360)	(276)
Net cash used in operating activities	(7,825)	(4,867)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	5	3,080
Proceeds from notes payable	6,500	8,260
Payments for notes payable	(317)	(1,313)
Proceeds from warrant exercises	54	—
Stock option exercises	180	158
Net cash provided by financing activities	6,422	10,185
Effect of exchange rate changes on cash	(11)	49
Net increase (decrease) in cash	(1,414)	5,367
Cash, beginning of period	15,394	5,157
Cash, end of period	$13,980	$10,524

Supplemental cash flow information:
Cash paid for interest	$587	$11
Cash paid for taxes	$44	$1

Noncash investing and financing activities disclosure:
Tenant improvement allowance payments made by the lessor directly to a third party	$—	$(327)
Issuance of common stock to settle notes payable	$—	$1,192

Spectral AI, Inc.

Reconciliation of Net Loss to Adjusted EBITDA (Non-GAAP)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Net loss	$(4,176)	$(7,968)	$(7,588)	$(5,071)
Adjust:
Depreciation expense	30	10	60	12
Provision for income taxes	170	(19)	160	52
Net interest expense	378	397	815	417
EBITDA	(3,598)	(7,580)	(6,553)	(4,590)
Additional adjustments:
Stock-based compensation	807	411	990	611
Financing related costs	5	4	12	585
Change in fair value of warrant liability	(711)	5,449	291	1,196
Change in fair value of notes payable	—	—	—	(220)
Foreign exchange transaction loss, net	10	14	15	22
Adjusted EBITDA	$(3,487)	$(1,702)	$(5,245)	$(2,396)